Exhibit 99.1

RenaissanceRe Reports Net Income of $211.8 Million for the Fourth Quarter of 2009 or $3.38 Per Diluted

Common Share; Operating Income of $177.7 Million or $2.82 Per Diluted Common Share

Annual Net Income of $838.9 Million for 2009 or $13.40 Per Diluted Common Share; Annual Operating

Income of $768.2 Million or $12.25 Per Diluted Common Share

Pembroke, Bermuda, February 9, 2010 — RenaissanceRe Holdings Ltd. (NYSE: RNR) today reported net income available to common shareholders of $211.8 million or $3.38 per diluted common share in the fourth quarter of 2009, compared to a net loss attributable to common shareholders of $55.2 million, or a loss of $0.91 per diluted common share, in the fourth quarter of 2008. Operating income available to common shareholders was $177.7 million for the fourth quarter of 2009, or $2.82 per diluted common share, compared to $28.7 million, or $0.47 per diluted common share, in the fourth quarter of 2008. Operating income excludes net realized and unrealized gains on fixed maturity investments of $35.4 million and net other-than-temporary impairments of $1.3 million in the fourth quarter of 2009 and net realized losses on fixed maturity investments of $17.6 million and net other-than-temporary impairments of $66.3 million in the fourth quarter of 2008.

The Company reported an annualized return on average common equity of 27.1% and an annualized operating return on average common equity of 22.7% in the fourth quarter of 2009, compared to negative 9.2% and positive 4.8%, respectively, in the fourth quarter of 2008. Book value per common share increased $2.47, or 5.0%, in the fourth quarter of 2009 to $51.68, compared to a 0.5% decrease in the fourth quarter of 2008. During the year ended December 31, 2009, book value per common share increased $12.94, or 33.4%, compared to a decrease of $2.29, or 5.6% during the year ended December 31, 2008.

Neill A. Currie, CEO, commented: “I am pleased to report strong full year earnings, resulting in an increase in our tangible book value per common share plus the change in accumulated dividends of 38%. These earnings are a result of a relatively low level of insured catastrophe losses, favorable development on prior year reserves, solid investment results and strong performance by our team. While volatility is inherent in our business, we seek to build a portfolio of risks with attractive expected returns, with the potential to achieve superior returns in good years, such as 2009, while seeking to ensure our losses are manageable in high catastrophe loss years.”

Mr. Currie added: “We are pleased with the results of our January 1 renewals and have constructed an attractive portfolio of business for 2010. We will continue to maintain our underwriting discipline, focusing on expected profit rather than premium volume. This discipline has been part of our culture since our formation and we believe this strategy will continue to benefit our shareholders over the long term.”

FOURTH QUARTER 2009 HIGHLIGHTS

Underwriting Results

Gross premiums written for the fourth quarter of 2009 were $73.0 million, an $88.6 million decrease from the fourth quarter of 2008, principally reflecting a $63.6 million decrease in the Company’s Reinsurance segment and a $24.4 million decrease in the Company’s Individual Risk segment, as described in more detail below. The Company generated $184.5 million of underwriting income and had a combined ratio of 37.7% in the fourth quarter of 2009, compared to $205.7 million of underwriting income and a combined ratio of 36.1% in the fourth quarter of 2008. The strong underwriting results in the fourth quarter of 2009 were primarily driven by a low level of insured catastrophes combined with $75.1 million of favorable development on prior year reserves in the quarter. As discussed in more detail below, the favorable development was principally driven by reductions in estimated ultimate net losses on the 2008, 2005 and 2004 hurricanes in the Company’s catastrophe reinsurance unit. Favorable development on prior year reserves in the fourth quarter of 2008 totaled $104.2 million.

Reinsurance Segment

Gross premiums written for the Company’s Reinsurance segment were negative $10.2 million in the fourth quarter of 2009, compared to $53.4 million in the fourth quarter of 2008, a decrease of $63.6 million. The decrease is primarily due to a $55.8 million decrease in gross premiums written in the Company’s catastrophe reinsurance unit, combined with a $7.8 million decrease in gross premiums written in the Company’s specialty reinsurance unit. The decrease in gross premiums written in the Company’s catastrophe reinsurance unit is primarily due to estimated negative premium adjustments on the 2009 underwriting year of $19.2 million, principally due to an estimated decrease in the amount of premium underlying ceding companies have written in 2009, $15.0 million due to credit related issues with certain ceding companies which experienced significant financial difficulty in the fourth quarter of 2009, and the non-renewal of a large program in the fourth quarter of 2009, that originally incepted during the fourth quarter of 2008. The $7.8 million decrease in gross premiums written in the Company’s specialty reinsurance unit in the fourth quarter of 2009, compared to the fourth quarter of 2008, was principally due to the non-renewal and portfolio transfer out of a catastrophe exposed homeowners personal lines property quota share during the second quarter of 2009. The Reinsurance segment’s gross premiums written continue to be comprised of a relatively small number of large transactions which can result in significant increases or decreases in gross premiums written from one period to the next.

The Reinsurance segment generated $178.5 million of underwriting income and had a combined ratio of 7.8% in the fourth quarter of 2009, compared to $205.8 million of underwriting income and a combined ratio of negative 2.8% in the fourth quarter of 2008. The $27.3 million decrease in underwriting income and 10.6 percentage point increase in the combined ratio was principally driven by an $18.3 million increase in underwriting expenses, reflecting higher operating expenses as a result of an increase in personnel and related compensation and benefits costs, as well as a $6.6 million decrease in net premiums earned due in part to the negative premium adjustments discussed above. The Reinsurance segment experienced $18.2 million of current accident year losses in the fourth quarter of 2009, compared to $46.4 million of current accident year losses in the fourth quarter of 2008, with the $28.2 million decrease principally due to lower estimated losses in the Company’s specialty unit. Current accident year losses within the catastrophe unit of $7.3 million and $7.3 million in the fourth quarters of 2009 and 2008, respectively, were each low due to low insured catastrophe losses in the fourth quarters of 2009 and 2008, respectively. The Reinsurance segment experienced $65.7 million of favorable development on prior year reserves in the fourth quarter of 2009 which includes $57.0 million related to the Company’s catastrophe reinsurance unit, principally attributable to a reduction in ultimate net losses associated with the 2004 hurricanes, Charley, Frances, Ivan and Jeanne ($11.3 million), the 2005 hurricanes, Katrina, Rita and Wilma ($25.7 million), and the 2008 hurricanes, Gustav and Ike ($14.7 million), and $8.7 million related to the Company’s specialty reinsurance unit.

Individual Risk Segment

Gross premiums written for the Company’s Individual Risk segment decreased $24.4 million, or 22.6%, to $83.6 million in the fourth quarter of 2009, compared to $108.0 million in the fourth quarter of 2008, with the decrease driven primarily by a $26.3 million decrease in the Company’s crop insurance gross premiums written. The decrease in crop insurance gross premiums written was principally due to a significant decline in commodity prices used in determining the policy premium in the fourth quarter of 2009 compared to the fourth quarter of 2008. In 2009 the Company’s crop policy count increased compared to prior periods. There can be significant increases or decreases in gross premiums written in the Company’s Individual Risk segment between quarters and between years based on several factors, including, without limitation, the timing of the inception or cessation of new program managers and quota share reinsurance contracts. In addition, the Company’s gross premiums written in respect of its crop insurance business are subject to fluctuations from a number of factors including the impact of relevant commodity prices.

The Individual Risk segment generated $6.0 million of underwriting income and a combined ratio of 94.2% in the fourth quarter of 2009, compared to an underwriting loss of $0.1 million and a combined ratio of 100.1% in the fourth quarter of 2008. The increase in underwriting income and reduction in the combined ratio were driven by a $24.0 million decrease in current accident year losses due to lower net claims and claim expenses in the Company’s crop insurance business in the fourth quarter of 2009, compared to the fourth quarter of 2008, and partially offset by a $19.2 million decrease in net premiums earned, principally driven by a 22.6% decrease in gross premiums written in 2009 compared to 2008. The Individual Risk segment experienced $9.4 million of favorable development on prior year reserves in the fourth quarter of 2009 compared to $7.9 million of favorable development in the fourth quarter of 2008. The favorable development on prior year reserves in the fourth quarter of 2009 was primarily due to a reduction in estimated ultimate losses on the 2005 hurricanes, compared to the favorable development in the fourth quarter of 2008, which was primarily due to revised reported loss development patterns for several of the Company’s liability lines of business that were enhanced to reflect the Company’s actual experience to date with these lines, principally for the 2004 through 2007 accident years.

Investments

Returns on the Company’s investment portfolio were notably higher in the fourth quarter of 2009 compared to the fourth quarter of 2008, primarily due to higher total returns on the Company’s non-investment grade allocations which the Company includes in other investments including its senior secured bank loan funds and non-U.S. fixed income funds as discussed in more detail below. The Company’s total investment result, which includes the sum of net investment income, net realized and unrealized gains and losses on fixed maturity investments available for sale and trading and net other-than-temporary impairments, was $48.8 million in the fourth quarter of 2009, compared to negative $104.2 million in the fourth quarter of 2008, an increase of $153.1 million. The Company’s total investment result for the fourth quarter of 2009 continued to benefit from tightening credit spreads and improved economic conditions, and partially offset by an increase in interest rates.

Net investment income was $60.7 million in the fourth quarter of 2009, compared to a net investment loss of $82.7 million in the fourth quarter of 2008. The $143.5 million increase in net investment income was principally driven by a $65.5 million increase from the Company’s hedge fund and private equity investments and a $99.0 million increase in net investment income from its other investments, principally senior secured bank loan funds and non-U.S. fixed income funds, and partially offset by a $16.0 million and $5.5 million decrease in net investment income from the Company’s fixed maturity investments and short term investments, respectively, principally due to lower yields on these investments. The Company’s hedge fund, private equity and other investments are accounted for at fair value with the change in fair value recorded in net investment income, which included net unrealized gains of $17.1 million in the fourth quarter of 2009, compared to net unrealized losses of $155.4 million in the fourth quarter of 2008.

Net realized and unrealized gains on fixed maturity investments were $35.4 million in the fourth quarter of 2009, compared to net realized and unrealized losses on fixed maturity investments of $17.6 million in the fourth quarter of 2008, an increase of $53.0 million. During the fourth quarter of 2009, the Company started designating, upon acquisition, certain fixed maturity investments as trading, rather than available for sale, and as a result, $11.4 million of unrealized losses on these securities are recorded in net realized and unrealized gains (losses) on fixed maturity investments in the Company’s consolidated statements of operations in the fourth quarter of 2009 rather than in accumulated other comprehensive income in shareholders’ equity. Net other-than-temporary impairments recognized in earnings were $1.3 million in the fourth quarter of 2009, compared to $66.3 million for the fourth quarter of 2008. The significant decrease in net other-than-temporary impairments is due to the combination of improved economic conditions in the fourth quarter of 2009, compared to the fourth quarter of 2008, and the adoption of new authoritative accounting guidance related to the recognition and presentation of other-than-temporary impairments during the second quarter of 2009.

Other Items

•

During the fourth quarter of 2009, the Company started designating, upon acquisition, certain fixed maturity investments as trading, rather than as available for sale. The Company made this change due in part to the new authoritative other-than-temporary impairment GAAP guidance that became effective on April 1, 2009 which has resulted in additional accounting judgment required to be made on a quarterly basis, combined with an effort to report the Company’s fixed maturity investment portfolio results in its consolidated statements of operations in a manner consistent with the way in which the Company manages the portfolio, which is on a total return basis. The Company currently expects to continue to designate, in future periods, upon acquisition, certain fixed maturity investments as trading, rather than as available for sale, and, as a result, the Company currently expects its fixed maturity investments available for sale balance to decrease and its fixed maturity investments trading balance to increase over time, resulting in a reduction in other-than-temporary impairment accounting judgments the Company makes. This change will also result in additional volatility in the

Company’s net income (loss) in future periods as net unrealized gains and losses on these fixed maturity investments will be recorded currently in net income (loss), rather than as a component of accumulated other comprehensive income (loss) in shareholders’ equity. This change did not impact, and the Company does not expect it will impact in future periods, the Company’s calculations of operating income available to RenaissanceRe common shareholders, operating return on average common equity, operating income available to RenaissanceRe common shareholder per common share – diluted or book value per share.

•

Operational expenses increased $29.3 million to $57.6 million in the fourth quarter of 2009, compared to $28.3 million in the fourth quarter of 2008, primarily due to increased compensation and benefits related costs as a result of the Company’s strong financial results in 2009 as well as increased headcount.

•	During the fourth quarter of 2009, the Company repaid its revolving credit facility of $150.0 million with existing capital resources.

•

During the fourth quarter of 2009, the Company repurchased approximately 951 thousand common shares in open market transactions at an aggregate cost of $51.0 million and at an average share price of $53.55. Subsequent to December 31, 2009 and through the period ending February 9, 2010, the Company has repurchased an additional approximately 1.7 million common shares in open market transactions at an aggregate cost of $90.4 million and at an average share price of $53.81.

FULL YEAR 2009 HIGHLIGHTS

For the year ended December 31, 2009, the Company reported net income available to common shareholders of $838.9 million or $13.40 per diluted common share, compared to a net loss attributable to common shareholders of $13.3 million, or a loss of $0.21 per diluted common share, in 2008. Operating income available to common shareholders was $768.2 million, or $12.25 per diluted common share, compared to $193.0 million, or $3.04 per diluted common share, in 2008. Operating income excludes net realized and unrealized gains on fixed maturity investments of $93.2 million and net other-than-temporary impairments of $22.5 million in 2009 and net realized and unrealized gains on fixed maturity investments of $10.7 million and net other-than-temporary impairments of $217.0 million in 2008.

The Company reported a return on average common equity of 30.2% and an operating return on average common equity of 27.6% in 2009, compared to negative 0.5% and positive 7.4%, respectively, in 2008. Book value per common share was $51.68 at December 31, 2009, an increase of $12.94, or 33.4%, in 2009, compared to a 5.6% decrease in 2008.

As discussed in more detail below, the Company’s 2009 operating results, in comparison to its 2008 operating results, were positively impacted by significantly improved investments results, due primarily to higher total returns on certain non-investment grade allocations which are included in other investments and higher returns on the Company’s hedge fund and private equity investments, combined with higher underwriting income, principally driven by a decrease in current accident year net claims and claim expenses due to a comparably low level of insured catastrophes occurring during 2009, compared to 2008, specifically the comparative impact of events such as hurricanes Gustav and Ike, which occurred during 2008 and negatively impacted the Company’s 2008 results.

Underwriting Results

Gross premiums written for 2009 were $1,728.9 million, a decrease of $7.1 million from 2008. As described in more detail below, the decrease in gross premiums written was driven by a $56.5 million decrease in the gross premiums written in the Company’s Individual Risk segment and partially offset by a $49.4 million increase in gross premiums written in the Company’s Reinsurance segment (net of intercompany premium). As described in more detail below, the Company generated $697.1 million of underwriting income and had a combined ratio of 45.3% in 2009, compared to $290.6 million of underwriting income and a 79.0% combined ratio in 2008. The $406.5 million increase in underwriting income and 33.7 percentage point decrease in the combined ratio was driven by the comparably low level of insured catastrophes during 2009, compared to 2008, specifically the comparative impact of hurricanes Gustav and Ike which resulted in $419.1 million of underwriting losses and increased the Company’s combined ratio by 32.3 percentage points in 2008. The net negative impact from hurricanes Gustav and Ike was $276.2 million in 2008. Following is supplemental financial data regarding the underwriting impact by segment on the Company’s 2008 results due to hurricanes Gustav and Ike:

	Twelve months ended December 31, 2008
(in millions of United States dollars)	Reinsurance	Individual Risk	Total
Net claims and claim expenses incurred	$(432.6)	$(35.4)	$(468.0)
Net reinstatement premiums earned	58.4	(4.8)	53.6
Lost profit commissions	(4.7)	—	(4.7)

Net impact on underwriting result	(378.9)	(40.2)	(419.1)
Redeemable noncontrolling interest - DaVinciRe	142.9	—	142.9

Net negative impact	$(236.0)	$(40.2)	$(276.2)

Impact on combined ratio	46.6%	8.4%	32.3%

The Company experienced $244.5 million of favorable development on prior year reserves in 2009, compared to $234.8 million of favorable development in 2008, as discussed in more detail below.

Reinsurance Segment

Gross premiums written for the Company’s Reinsurance segment increased $56.4 million, or 4.9%, to $1,210.8 million in 2009, compared to $1,154.4 million in 2008. For the year ended December 31, 2009, the Company’s managed catastrophe premiums and specialty premiums totaled $1,135.8 million and $114.3 million, respectively, compared to $1,044.3 million and $159.8 million, respectively, in 2008. Excluding the impact of $58.4 million of reinstatement premiums written in 2008 as a result of hurricanes Gustav and Ike, the Company’s managed catastrophe gross premiums written increased $149.9 million, or 15.2%, in 2009, compared to 2008, due to the Company’s ability and determination to increase the capacity provided to its catastrophe unit clients in light of, among other things, attractive market conditions for the 2009 underwriting year, the inception of several new programs, and $32.0 million of premium written on behalf of and ceded to Timicuan Reinsurance II Ltd., a side-car established by the Company in the second quarter of 2009 for the 2009 underwriting year. The Company’s specialty gross premiums written decreased $45.4 million, or 28.4%, compared to the comparative period in 2008, principally due to the non-renewal of several programs that did not meet the Company’s underwriting standards, combined with the non-renewal and portfolio transfer out of a catastrophe exposed homeowners personal lines property quota share contract during the second quarter of 2009. The Reinsurance segment’s gross premiums written continue to be comprised of a relatively small number of large transactions which can result in significant increases or decreases in gross premiums written from one period to the next.

The Reinsurance segment generated $719.2 million of underwriting income and had a combined ratio of 15.4% in 2009, compared to $281.6 million of underwriting income and a 69.0% combined ratio in 2008. The $437.6 million increase in underwriting income was primarily due to a $528.5 million decrease in net claims and claim expenses due to a comparably lower level of insured catastrophes occurring in 2009 compared to 2008, specifically the comparative impact of events such as hurricanes Gustav and Ike, which added $432.6 million in net claims and claim expenses and 46.6 percentage points to the Reinsurance segment’s combined ratio in 2008.

The Reinsurance segment experienced $249.5 million of favorable development on prior year reserves in 2009, which includes $184.4 million related to the Company’s catastrophe reinsurance unit and $65.1 million related to the Company’s specialty reinsurance unit. The favorable development within the Company’s catastrophe reinsurance unit in 2009 was principally attributable to a reduction in ultimate net losses associated with the 2008 hurricanes, Gustav and Ike ($44.7 million); the 2005 hurricanes, Katrina, Rita and Wilma ($25.5 million); the 2007 European windstorm Kyrill ($16.7 million); the 2007 California wildfires ($14.1 million); the 2007 flooding in the U.K. ($14.6 million); and the 2004 hurricanes, Charley, Frances, Ivan and Jeanne ($11.3 million), due to better than expected reported claims activity, and with respect of the 2004 and 2005 hurricanes, the adoption of a new actuarial technique using reported loss development factors to estimate the ultimate losses for these events. The remaining favorable development within the Company’s catastrophe reinsurance unit was due to a reduction of ultimate net losses on a variety of smaller catastrophes such as hail storms, winter freezes, floods, fires, tornadoes which occurred during the 2006 through 2008 accident years. The favorable development within the Company’s specialty reinsurance unit in 2009 was principally attributable to lower than expected claims emergence on the 2005 through 2008 underwriting years of $87.6 million which was driven by the application of the Company’s formulaic actuarial reserving methodology for this business with the reductions being due to actual paid and reported loss activity being more favorable to date than what was originally anticipated when setting the initial IBNR reserves, as well as $10.0 million due to a reduction in one claim on a contract related to the 2005 hurricanes, and partially offset by a $32.5 million increase in the Company’s estimated ultimate net losses on the 2008 Madoff matter.

Individual Risk Segment

Gross premiums written for the Company’s Individual Risk segment decreased $56.5 million, or 9.6%, to $530.8 million in 2009, compared to $587.3 million in 2008. The decrease in gross premiums written was primarily due to decreases of $49.8 million, $13.8 million and $10.7 million from the Company’s commercial property, commercial multi-line and personal lines property businesses, respectively, as a result of the Company’s decision in late 2008 to terminate several program manager relationships and a commercial property quota share contract as a result of the then softening market conditions and, during the second quarter of 2009, to reduce its participation on a personal lines property quota share contract. Offsetting these decreases in gross premiums written for 2009 was a $17.8 million increase in the Company’s crop insurance gross premiums written, principally driven by an increase in policy count and insured acres, which more than offset a decline in commodity prices used in determining the policy premium. There can be significant increases or decreases in gross premiums written in the Company’s Individual Risk segment between quarters and between years based on several factors, including, without limitation, the timing of the inception or cessation of new program managers and quota share reinsurance contracts. In addition, the Company’s gross premiums written in respect of its crop insurance business are subject to fluctuations from a number of factors including the impact of relevant commodity prices.

The Individual Risk segment incurred an underwriting loss of $22.1 million and a combined ratio of 105.2% in 2009, compared to generating underwriting income of $9.0 million and a combined ratio of 98.1% in 2008. The $31.1 million decrease in underwriting income and 7.1 percentage point increase in the combined ratio were principally due to a $53.0 million decrease in net premiums earned and a $12.8 million increase in underwriting expenses, partially offset by a $34.7 million decrease in net claims and claim expenses incurred as a result of the comparably low level of catastrophes during 2009, compared to 2008. The Individual Risk segment underwriting results for accident year 2009 were negatively impacted by $17.5 million of net crop hail losses in excess of net premiums earned within the Company’s crop insurance business. Included in net claims and claim expense in the Company’s Individual Risk segment for 2008 was $35.4 million of net claims and claim expenses related to hurricanes Gustav and Ike, which added 8.4 percentage points to the combined ratio.

The Individual Risk segment experienced $5.0 million of adverse development in 2009, compared to favorable development of $46.7 million in 2008. The adverse development in 2009 was principally driven by $26.9 million of adverse development in the Company’s crop insurance business primarily due to an increase in the severity of reported loss activity in 2009 on the 2008 crop year. This more than offset a $2.4 million reduction in ultimate net losses on the 2004 and 2005 hurricanes, principally due to the adoption of a new actuarial technique using reported loss development factors to estimate the ultimate losses for these events, $2.1 million of favorable development due to changes in actuarial assumptions and $17.4 million of favorable development principally driven by the application of the Company’s formulaic actuarial reserving methodology for this business with the reductions being due to actual paid and reported loss activity being more favorable to date than what was originally anticipated when setting the initial IBNR reserves.

Investments

Returns on the Company’s investment portfolio were significantly higher in 2009 compared to 2008, primarily due to higher total returns on the Company’s non-investment grade allocations which the Company includes in other investments including its senior secured bank loan funds and non-U.S. fixed income funds as discussed in more detail below. The Company’s total investment result, which includes the sum of net investment income, net realized and unrealized gains and losses on fixed maturity investments available for sale and trading and net other-than-temporary impairments, was $437.4 million in 2009, a $590.0 million increase from negative $152.7 million in 2008. The Company does not anticipate a repeat of its 2009 investment performance in future periods.

Net investment income was $324.0 million in 2009 compared to $24.2 million in 2008, an increase of $299.8 million. The increase in net investment income in 2009 was principally driven by a $120.1 million increase from the Company’s hedge fund and private equity investments and a $263.2 million increase in net investment income from its other investments, principally senior secured bank loan funds and non-U.S. fixed income funds, and partially offset by a $40.7 million and $38.5 million decrease in net investment income from the Company’s fixed maturity investments and short term investments, respectively, principally due to lower yields on these investments. The Company’s hedge fund, private equity and other investments are accounted for at fair value with the change in fair value recorded in net investment income, which included net unrealized gains of $88.5 million in 2009, compared to net unrealized losses of $259.4 million in 2008.

Net realized and unrealized gains on fixed maturity investments were $93.2 million in 2009, compared to net realized gains on fixed maturity investments of $10.7 million in 2008, an increase of $82.5 million. As noted above, during the fourth quarter of 2009, the Company started designating, upon acquisition, certain fixed maturity investments as trading, rather than available for sale, and as a result, $11.4 million of unrealized losses on these securities are recorded in net realized and unrealized gains (losses) on fixed maturity investments in the Company’s consolidated statements of operations in 2009 rather than in accumulated other comprehensive income in shareholders’ equity. Net other-than-temporary impairments recognized in earnings were $22.5 million in 2009, compared to $217.0 million in 2008. The significant decrease in net other-than-temporary impairments is due to the combination of improved economic conditions in 2009, compared to 2008, and the adoption of new authoritative accounting guidance related to the recognition and presentation of other-than-temporary impairments during the second quarter of 2009.

Other Items

•

Operational expenses increased $67.5 million to $189.7 million in 2009, compared to $122.2 million in 2008, primarily due to increased compensation and benefits related costs as a result of the Company’s strong financial results in 2009 as well as increased headcount.

•

Corporate expenses decreased $11.4 million to $14.2 million in 2009, compared to $25.6 million in 2008, primarily due to the recognition of a corporate insurance recovery during the third quarter of 2009.

•

Income tax expense increased $8.5 million to $9.1 million in 2009, compared to $0.6 million in 2008, principally due to improved profitability in the Company’s U.S. operations, specifically related to its energy and weather risk management operations.

This press release includes certain non-GAAP financial measures including “operating income available to RenaissanceRe common shareholders”, “operating income available to RenaissanceRe common shareholders per common share – diluted”, “operating return on average common equity – annualized”, “tangible book value per common share plus accumulated dividends” and “managed catastrophe premiums”. A reconciliation of such measures to the most comparable GAAP figures in accordance with Regulation G is presented in the attached supplemental financial data.

Please refer to the “Investor Information – Financial Reports – Financial Supplements” section of the Company’s website at www.renre.com for a copy of the Financial Supplement which includes additional information on the Company’s financial performance.

RenaissanceRe Holdings Ltd. will host a conference call on Wednesday, February 10, 2010 at 9:30 a.m. (ET) to discuss this release. Live broadcast of the conference call will be available through the “Investor Information – Company Webcasts” section of RenaissanceRe’s website at www.renre.com.

RenaissanceRe Holdings Ltd. is a global provider of reinsurance and insurance. The Company’s business consists of two segments: (1) Reinsurance, which includes catastrophe reinsurance, specialty reinsurance and certain joint ventures and other investments managed by the Company’s subsidiary RenaissanceRe Ventures Ltd., and (2) Individual Risk, which includes primary insurance and quota share reinsurance.

Cautionary Statement under “Safe Harbor” Provisions of the Private Securities Litigation Reform Act of 1995: Statements made in this earnings release contain information about the Company’s future business prospects. These statements may be considered “forward-looking.” These statements are subject to risks and uncertainties that could cause actual results to differ materially from those set forth in or implied by such forward-looking statements. For further information regarding cautionary statements and factors affecting future results, please refer to RenaissanceRe Holdings Ltd.’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2008 and its quarterly reports on Form 10-Q.

INVESTOR CONTACT:	MEDIA CONTACT:
Rohan Pai	David Lilly or Dawn Dover
Director of Investor Relations	Kekst and Company
RenaissanceRe Holdings Ltd.	(212) 521-4800
(441) 295-4513

RenaissanceRe Holdings Ltd. and Subsidiaries

Summary Consolidated Statements of Operations

(in thousands of United States Dollars, except per share amounts)

(Unaudited)

	Three months ended		Twelve months ended
	December 31, 2009	December 31, 2008	December 31, 2009	December 31, 2008
Revenues
Gross premiums written	$73,046	$161,609	$1,728,932	$1,736,028

Net premiums written	$53,093	$142,074	$1,206,397	$1,353,620
Decrease in unearned premiums	243,145	179,921	67,419	33,204

Net premiums earned	296,238	321,995	1,273,816	1,386,824
Net investment income (loss)	60,747	(82,724)	323,981	24,231
Net foreign exchange (losses) gains	(862)	(5,553)	(13,623)	2,600
Equity in (losses) earnings of other ventures	(523)	148	10,976	13,603
Other income	7,048	6	2,021	10,252
Net realized and unrealized gains (losses) on fixed maturity investments	35,353	(17,622)	93,162	10,700
Total other-than-temporary impairments	(1,280)	(66,251)	(26,999)	(217,014)
Portion recognized in other comprehensive income, before taxes	—	—	4,518	—

Net other-than-temporary impairments	(1,280)	(66,251)	(22,481)	(217,014)

Total revenues	396,721	149,999	1,667,852	1,231,196

Expenses
Net claims and claim expenses incurred	5,700	28,769	197,287	760,489
Acquisition expenses	48,473	59,281	189,775	213,553
Operational expenses	57,566	28,262	189,686	122,165
Corporate expenses	5,632	6,705	14,240	25,635
Interest expense	3,027	6,513	15,111	24,633

Total expenses	120,398	129,530	606,099	1,146,475

Income before taxes	276,323	20,469	1,061,753	84,721
Income tax (expense) benefit	(5,301)	368	(9,094)	(568)

Net income	271,022	20,837	1,052,659	84,153
Net income attributable to redeemable noncontrolling interest - DaVinciRe	(48,680)	(65,454)	(171,501)	(55,133)

Net income (loss) attributable to RenaissanceRe	222,342	(44,617)	881,158	29,020
Dividends on preference shares	(10,575)	(10,575)	(42,300)	(42,300)

Net income (loss) available (attributable) to RenaissanceRe common shareholders	$211,767	$(55,192)	$838,858	$(13,280)

Operating income available to RenaissanceRe common shareholders per common share - diluted (1)	$2.82	$0.47	$12.25	$3.04
Net income (loss) available (attributable) to RenaissanceRe common shareholders per common share - basic	$3.41	$(0.91)	$13.50	$(0.21)
Net income (loss) available (attributable) to RenaissanceRe common shareholders per common share - diluted	$3.38	$(0.91)	$13.40	$(0.21)

Average shares outstanding - basic	60,604	60,732	60,775	62,531
Average shares outstanding - diluted	61,161	61,269	61,210	63,411

Net claims and claim expense ratio	1.9%	8.9%	15.5%	54.8%
Expense ratio	35.8%	27.2%	29.8%	24.2%

Combined ratio	37.7%	36.1%	45.3%	79.0%

Operating return on average common equity - annualized (1)	22.7%	4.8%	27.6%	7.4%

(1)	See Comments on Regulation G for a reconciliation of non-GAAP financial measures.

RenaissanceRe Holdings Ltd. and Subsidiaries

Summary Consolidated Balance Sheets

(in thousands of United States Dollars, except per share amounts)

	At
	December 31, 2009	December 31, 2008
	(Unaudited)	(Audited)
Assets
Fixed maturity investments available for sale, at fair value	$3,559,197	$2,996,885
Fixed maturity investments trading, at fair value	736,595	—

Total fixed maturity investments, at fair value	4,295,792	2,996,885
Short term investments, at fair value	1,002,306	2,172,343
Other investments, at fair value	858,026	773,475
Investments in other ventures, under equity method	97,287	99,879

Total investments	6,253,411	6,042,582
Cash and cash equivalents	260,716	274,692
Premiums receivable	589,827	565,630
Ceded reinsurance balances	91,852	88,019
Losses recoverable	194,241	299,534
Accrued investment income	31,928	26,614
Deferred acquisition costs	61,870	81,904
Receivable for investments sold	7,431	236,485
Other secured assets	27,730	76,424
Other assets	205,347	217,986
Goodwill and other intangibles	76,688	74,181

Total assets	$7,801,041	$7,984,051

Liabilities, Redeemable Noncontrolling Interest and Shareholders’ Equity
Liabilities
Reserve for claims and claim expenses	$1,702,006	$2,160,612
Reserve for unearned premiums	446,649	510,235
Debt	300,000	450,000
Reinsurance balances payable	381,548	315,401
Payable for investments purchased	59,236	378,111
Other secured liabilities	27,500	77,420
Other liabilities	256,669	290,998

Total liabilities	3,173,608	4,182,777

Redeemable noncontrolling interest - DaVinciRe	786,647	768,531

Shareholders’ Equity
Preference shares	650,000	650,000
Common shares	61,745	61,503
Additional paid-in capital	—	—
Accumulated other comprehensive income	41,438	75,387
Retained earnings	3,087,603	2,245,853

Total shareholders’ equity	3,840,786	3,032,743

Total liabilities, redeemable noncontrolling interest and shareholders’ equity	$7,801,041	$7,984,051

Book value per common share	$51.68	$38.74

Common shares outstanding	61,745	61,503

RenaissanceRe Holdings Ltd. and Subsidiaries

Supplemental Financial Data - Segment Information

(in thousands of United States Dollars)

(Unaudited)

	Three months ended December 31, 2009
	Reinsurance	Individual Risk	Eliminations (1)	Other	Total
Gross premiums written	$(10,240)	$83,558	$(272)	$—	$73,046

Net premiums written	$(13,947)	$67,040		—	$53,093

Net premiums earned	$193,582	$102,656		—	$296,238
Net claims and claim expenses incurred	(47,507)	53,207		—	5,700
Acquisition expenses	21,527	26,946		—	48,473
Operational expenses	41,063	16,503		—	57,566

Underwriting income	$178,499	$6,000		—	184,499

Net investment income				60,747	60,747
Equity in losses of other ventures				(523)	(523)
Other income				7,048	7,048
Interest and preference share dividends				(13,602)	(13,602)
Redeemable noncontrolling interest - DaVinciRe				(48,680)	(48,680)
Other items, net				(11,795)	(11,795)
Net realized and unrealized gains on fixed maturity investments				35,353	35,353
Net other-than-temporary impairments				(1,280)	(1,280)

Net income available to RenaissanceRe common shareholders				$27,268	$211,767

Net claims and claim expenses incurred - current accident year	$18,232	$62,568			$80,800
Net claims and claim expenses incurred - prior accident years	(65,739)	(9,361)			(75,100)

Net claims and claim expenses incurred - total	$(47,507)	$53,207			$5,700

Net claims and claim expense ratio - current accident year	9.4%	60.9%			27.3%
Net claims and claim expense ratio - prior accident years	(33.9%)	(9.1%)			(25.4%)

Net claims and claim expense ratio - calendar year	(24.5%)	51.8%			1.9%
Underwriting expense ratio	32.3%	42.4%			35.8%

Combined ratio	7.8%	94.2%			37.7%

(1) Represents gross premiums ceded from the Individual Risk segment to the Reinsurance segment.

	Three months ended December 31, 2008
	Reinsurance	Individual Risk	Eliminations (1)	Other	Total
Gross premiums written	$53,407	$107,958	$244	$—	$161,609

Net premiums written	$46,557	$95,517		—	$142,074

Net premiums earned	$200,188	$121,807		—	$321,995
Net claims and claim expenses incurred	(49,857)	78,626		—	28,769
Acquisition expenses	26,942	32,339		—	59,281
Operational expenses	17,300	10,962		—	28,262

Underwriting income (loss)	$205,803	$(120)		—	205,683

Net investment loss				(82,724)	(82,724)
Equity in earnings of other ventures				148	148
Other income				6	6
Interest and preference share dividends				(17,088)	(17,088)
Redeemable noncontrolling interest - DaVinciRe				(65,454)	(65,454)
Other items, net				(11,890)	(11,890)
Net realized losses on investments				(17,622)	(17,622)
Net other-than-temporary impairments				(66,251)	(66,251)

Net loss attributable to RenaissanceRe common shareholders				$(260,875)	$(55,192)

Net claims and claim expenses incurred - current accident year	$46,398	$86,546			$132,944
Net claims and claim expenses incurred - prior accident years	(96,255)	(7,920)			(104,175)

Net claims and claim expenses incurred - total	$(49,857)	$78,626			$28,769

Net claims and claim expense ratio - current accident year	23.2%	71.1%			41.3%
Net claims and claim expense ratio - prior accident years	(48.1%)	(6.6%)			(32.4%)

Net claims and claim expense ratio - calendar year	(24.9%)	64.5%			8.9%
Underwriting expense ratio	22.1%	35.6%			27.2%

Combined ratio	(2.8%)	100.1%			36.1%

(1)	Represents gross premiums ceded from the Individual Risk segment to the Reinsurance segment.

RenaissanceRe Holdings Ltd. and Subsidiaries

Supplemental Financial Data - Segment Information (cont’d.)

(in thousands of United States Dollars)

(Unaudited)

	Twelve months ended December 31, 2009
	Reinsurance	Individual Risk	Eliminations (1)	Other	Total
Gross premiums written	$1,210,795	$530,787	$(12,650)	$—	$1,728,932

Net premiums written	$839,023	$367,374		—	$1,206,397

Net premiums earned	$849,725	$424,091		—	$1,273,816
Net claims and claim expenses incurred	(87,639)	284,926		—	197,287
Acquisition expenses	78,848	110,927		—	189,775
Operational expenses	139,328	50,358		—	189,686

Underwriting income (loss)	$719,188	$(22,120)		—	697,068

Net investment income				323,981	323,981
Equity in earnings of other ventures				10,976	10,976
Other income				2,021	2,021
Interest and preference share dividends				(57,411)	(57,411)
Redeemable noncontrolling interest - DaVinciRe				(171,501)	(171,501)
Other items, net				(36,957)	(36,957)
Net realized and unrealized gains on fixed maturity investments				93,162	93,162
Net other-than-temporary impairments				(22,481)	(22,481)

Net income available to RenaissanceRe common shareholders				$141,790	$838,858

Net claims and claim expenses incurred - current accident year	$161,868	$279,918			$441,786
Net claims and claim expenses incurred - prior accident years	(249,507)	5,008			(244,499)

Net claims and claim expenses incurred - total	$(87,639)	$284,926			$197,287

Net claims and claim expense ratio - current accident year	19.0%	66.0%			34.7%
Net claims and claim expense ratio - prior accident years	(29.3%)	1.2%			(19.2%)

Net claims and claim expense ratio - calendar year	(10.3%)	67.2%			15.5%
Underwriting expense ratio	25.7%	38.0%			29.8%

Combined ratio	15.4%	105.2%			45.3%

(1) Represents gross premiums ceded from the Individual Risk segment to the Reinsurance segment.

	Twelve months ended December 31, 2008
	Reinsurance	Individual Risk	Eliminations (1)	Other	Total
Gross premiums written	$1,154,391	$587,309	$(5,672)	$—	$1,736,028

Net premiums written	$871,893	$481,727		—	$1,353,620

Net premiums earned	$909,759	$477,065		—	$1,386,824
Net claims and claim expenses incurred	440,900	319,589		—	760,489
Acquisition expenses	105,437	108,116		—	213,553
Operational expenses	81,797	40,368		—	122,165

Underwriting income	$281,625	$8,992		—	290,617

Net investment income				24,231	24,231
Equity in earnings of other ventures				13,603	13,603
Other income				10,252	10,252
Interest and preference share dividends				(66,933)	(66,933)
Redeemable noncontrolling interest - DaVinciRe				(55,133)	(55,133)
Other items, net				(23,603)	(23,603)
Net realized gains on investments				10,700	10,700
Net other-than-temporary impairments				(217,014)	(217,014)

Net loss attributable to RenaissanceRe common shareholders				$(303,897)	$(13,280)

Net claims and claim expenses incurred - current accident year	$629,022	$366,294			$995,316
Net claims and claim expenses incurred - prior accident years	(188,122)	(46,705)			(234,827)

Net claims and claim expenses incurred - total	$440,900	$319,589			$760,489

Net claims and claim expense ratio - current accident year	69.1%	76.8%			71.8%
Net claims and claim expense ratio - prior accident years	(20.6%)	(9.8%)			(17.0%)

Net claims and claim expense ratio - calendar year	48.5%	67.0%			54.8%
Underwriting expense ratio	20.5%	31.1%			24.2%

Combined ratio	69.0%	98.1%			79.0%

(1)	Represents gross premiums ceded from the Individual Risk segment to the Reinsurance segment.

RenaissanceRe Holdings Ltd. and Subsidiaries

Supplemental Financial Data - Gross Premiums Written Analysis

(in thousands of United States Dollars)

(Unaudited)

	Three months ended		Twelve months ended
Reinsurance Segment	December 31, 2009	December 31, 2008	December 31, 2009	December 31, 2008
Renaissance catastrophe premiums	$(17,184)	$19,487	$706,947	$633,611
Renaissance specialty premiums	21,037	26,875	111,889	153,701

Total Renaissance premiums	3,853	46,362	818,836	787,312

DaVinci catastrophe premiums	(14,093)	5,070	389,502	361,010
DaVinci specialty premiums	—	1,975	2,457	6,069

Total DaVinci premiums	(14,093)	7,045	391,959	367,079

Total Reinsurance premiums	$(10,240)	$53,407	$1,210,795	$1,154,391

Total specialty premiums	$21,037	$28,850	$114,346	$159,770

Total catastrophe premiums	$(31,277)	$24,557	$1,096,449	$994,621
Catastrophe premiums written on behalf of our joint venture, Top Layer Re (1)	2,432	—	51,974	55,370
Catastrophe premiums assumed from the Individual Risk segment	(272)	244	(12,650)	(5,672)

Total managed catastrophe premiums (2)	$(29,117)	$24,801	$1,135,773	$1,044,319

(1) Top Layer Re is accounted for under the equity method of accounting. (2) See Comments on Regulation G for a reconciliation of non-GAAP financial measures.

	Three months ended		Twelve months ended
Individual Risk Segment	December 31, 2009	December 31, 2008	December 31, 2009	December 31, 2008
Crop	$25,882	$52,229	$290,324	$272,559
Commercial multi-line	25,028	27,131	106,183	119,987
Commercial property	20,820	18,055	84,821	134,601
Personal lines property	11,828	10,543	49,459	60,162

Total Individual Risk premiums	$83,558	$107,958	$530,787	$587,309

RenaissanceRe Holdings Ltd. and Subsidiaries

Supplemental Financial Data - Total Investment Result

(in thousands of United States Dollars)

(Unaudited)

	Three months ended		Twelve months ended
	December 31, 2009	December 31, 2008	December 31, 2009	December 31, 2008
Fixed maturity investments	$37,289	$53,290	$160,550	$201,220
Short term investments	1,827	7,313	9,924	48,437
Other investments
Hedge funds and private equity investments	10,183	(55,364)	18,279	(101,779)
Other	14,058	(84,983)	145,367	(117,867)
Cash and cash equivalents	223	1,552	855	7,452

	63,580	(78,192)	334,975	37,463
Investment expenses	(2,833)	(4,532)	(10,994)	(13,232)

Net investment income (loss)	60,747	(82,724)	323,981	24,231

Gross realized gains	52,363	40,749	143,733	99,634
Gross realized losses	(5,622)	(58,371)	(39,183)	(88,934)

Net realized gains (losses) on fixed maturity investments	46,741	(17,622)	104,550	10,700

Net unrealized losses on fixed maturity investments, trading	(11,388)	—	(11,388)	—

Net realized and unrealized gains (losses) on fixed maturity investments	35,353	(17,622)	93,162	10,700

Total other-than-temporary impairments	(1,280)	(66,251)	(26,999)	(217,014)
Portion recognized in other comprehensive income, before taxes	—	—	4,518	—

Net other-than-temporary impairments	(1,280)	(66,251)	(22,481)	(217,014)

Net unrealized (losses) gains on fixed maturity investment available for sale	(46,004)	62,363	(33,880)	29,433
FAS 115-2 cumulative effect adjustment (1)	—	—	76,615	—

Net change in unrealized holding gains on fixed maturity investments available for sale	(46,004)	62,363	42,735	29,433

Total investment result	$48,816	$(104,234)	$437,397	$(152,650)

(1)	Cumulative effect adjustment to opening retained earnings as of April 1, 2009, related to the recognition and presentation of other-than-temporary impairments, as required by FASB ASC Topic Investments - Debt and Equity Securities.

Comments on Regulation G

In addition to the GAAP financial measures set forth in this Press Release, the Company has included certain non-GAAP financial measures in this Press Release within the meaning of Regulation G. The Company has provided these financial measurements in previous investor communications and the Company’s management believes that these measurements are important to investors and other interested persons, and that investors and such other persons benefit from having a consistent basis for comparison between quarters and for the comparison with other companies within the industry. These measures may not, however, be comparable to similarly titled measures used by companies outside of the insurance industry. Investors are cautioned not to place undue reliance on these non-GAAP measures in assessing the Company’s overall financial performance.

The Company uses “operating income available to RenaissanceRe common shareholders” as a measure to evaluate the underlying fundamentals of its operations and believes it to be a useful measure of its corporate performance. “Operating income available to RenaissanceRe common shareholders” as used herein differs from “net income (loss) available (attributable) to RenaissanceRe common shareholders,” which the Company believes is the most directly comparable GAAP measure, by the exclusion of net realized and unrealized gains and losses on fixed maturity investments and net other-than-temporary impairments. The Company’s management believes that “operating income available to RenaissanceRe common shareholders” is useful to investors because it more accurately measures and predicts the Company’s results of operations by removing the variability arising from fluctuations in the Company’s fixed maturity investment portfolio. The Company also uses “operating income available to RenaissanceRe common shareholders” to calculate “operating income available to RenaissanceRe common shareholders per common share – diluted” and “operating return on average common equity – annualized”. The following is a reconciliation of: 1) net income (loss) available (attributable) to RenaissanceRe common shareholders to operating income available to RenaissanceRe common shareholders; 2) net income (loss) available (attributable) to RenaissanceRe common shareholders per common share – diluted to operating income available to RenaissanceRe common shareholders per common share – diluted; and 3) return on average common equity – annualized to operating return on average common equity – annualized:

	Three months ended		Twelve months ended
(in thousands of United States dollars, except for per share amounts)	December 31, 2009	December 31, 2008	December 31, 2009	December 31, 2008
Net income (loss) available (attributable) to RenaissanceRe common shareholders	$211,767	$(55,192)	$838,858	$(13,280)
Adjustment for net realized and unrealized (gains) losses on fixed maturity investments	(35,353)	17,622	(93,162)	(10,700)
Adjustment for net other-than-temporary impairments	1,280	66,251	22,481	217,014

Operating income available to RenaissanceRe common shareholders	$177,694	$28,681	$768,177	$193,034

Net income (loss) available (attributable) to RenaissanceRe common shareholders per common share - diluted	$3.38	$(0.91)	$13.40	$(0.21)
Adjustment for net realized and unrealized (gains) losses on fixed maturity investments	(0.58)	0.29	(1.52)	(0.17)
Adjustment for net other-than-temporary impairments	0.02	1.09	0.37	3.42

Operating income available to RenaissanceRe common shareholders per common share - diluted	$2.82	$0.47	$12.25	$3.04

Return on average common equity - annualized	27.1%	(9.2%)	30.2%	(0.5%)
Adjustment for net realized and unrealized (gains) losses on fixed maturity investments	(4.6%)	2.9%	(3.4%)	(0.4%)
Adjustment for net other-than-temporary impairments	0.2%	11.1%	0.8%	8.3%

Operating return on average common equity - annualized	22.7%	4.8%	27.6%	7.4%

The Company has also included in this Press Release “managed catastrophe premiums.” “Managed catastrophe premiums” is defined as gross catastrophe premiums written by Renaissance Reinsurance and its related joint ventures, excluding catastrophe premiums assumed from the Company’s Individual Risk segment. “Managed catastrophe premiums” differ from total catastrophe premiums, which the Company believes is the most directly comparable GAAP measure, due to the inclusion of catastrophe premiums written on behalf of the Company’s joint venture Top Layer Re, which is accounted for under the equity method of accounting, and the exclusion of catastrophe premiums assumed from the Company’s Individual Risk segment. The Company’s management believes “managed catastrophe premiums” is useful to investors and other interested parties because it provides a measure of total catastrophe reinsurance premiums assumed by the Company through its consolidated subsidiaries and related joint ventures.

The Company has also included in this Press Release “tangible book value per common share plus accumulated dividends.” This is defined as book value per common share excluding goodwill and intangible assets, plus accumulated dividends. “Tangible book value per common share plus accumulated dividends” differs from book value per common share, which the Company believes is the most directly comparable GAAP measure, due to the exclusion of goodwill and intangible assets and the inclusion of accumulated dividends. The following is a reconciliation of book value per common share to tangible book value per common share plus accumulated dividends:

	At
	December 31, 2009	September 30, 2009	June 30, 2009	March 31, 2009	December 31, 2008
Book value per common share	$51.68	$49.21	$44.17	$39.65	$38.74
Adjustment for goodwill and other intangibles (1)	(1.95)	(1.83)	(1.89)	(1.93)	(2.01)

Tangible book value per common share	$49.73	$47.38	$42.28	$37.72	$36.73
Adjustment for accumulated dividends	8.88	8.64	8.40	8.16	7.92

Tangible book value per common share plus accumulated dividends	$58.61	$56.02	$50.68	$45.88	$44.65

(1)	At December 31, 2009, September 30, 2009, June 30, 2009, March 31, 2009 and December 31, 2008, goodwill and other intangibles included $43.8 million, $45.3 million, $46.7 million, $48.3 million and $49.8 million, respectively, of goodwill and other intangibles included in investments in other ventures, under equity method.